UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 30, 2005

Hypercom Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13521	86-0828608
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2851 West Kathleen Road, Phoenix, Arizona		85053
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	602-504-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

The information provided in response to Item 5.02 is incorporated by reference herein.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 30, 2005, Christopher S. Alexander, President, Chief Executive Officer and Chairman of Hypercom Corporation (the "Company"), announced his retirement from such positions, effective as of March 31, 2005. Mr. Alexander will continue to serve on the Company's Board of Directors and will serve as a Special Assistant to the Board of Directors and the Chief Executive Officer.

In connection with his retirement, Mr. Alexander's existing employment agreement was amended (the "Amended Employment Agreement"), effective March 31, 2005. The Amended Employment Agreement provides that Mr. Alexander will receive an annualized salary of $450,000 per year, retain any stock options granted to him that were vested on the date of the Amended Employment Agreement, and participate in the Company's 401(k) and group benefit plans. Mr. Alexander will forfeit any unvested stock options, his restricted stock and any other forms of incentive compensation in which he participated in his former position. In the event that Mr. Alexander's employment as Special Assistant to the Board of Directors and Chief Executive Officer is terminated without "cause", Mr. Alexander will be entitled to receive the compensation due to him through the end of the Amended Employment Agreement. The Amended Employment Agreement terminates on March 31, 2007. A copy of the Amended Employment Agreement is attached hereto as Exhibit 10.1.

On March 30, 2005, the Company's Board of Directors appointed William Keiper, 54, a current member of the Company's Board of Directors, as Chairman and Interim President and Chief Executive Officer, effective as of March 31, 2005. In connection with such appointments, Mr. Keiper has resigned his position as the Company's Lead Director and has also resigned from the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board of Directors.

Mr. Keiper joined the Company's Board of Directors in April 2000, and served as its Lead Director from March 1, 2004 to March 30, 2005. Mr. Keiper is currently the Chief Executive Officer of Arrange Technology LLC, a software development services outsourcing company based in Scottsdale, Arizona. He has also served as President and Chief Operating Officer of MicroAge, Inc., an indirect sales-based IT products distribution company. He is also the former Chairman and Chief Executive Officer of Artisoft, Inc., a communications software company. Mr. Keiper also currently serves on the Boards of Directors of JDA Software Group, Inc., Zones, Inc., and Smith Micro Corporation.

Mr. Keiper's Employment Agreement (the "Employment Agreement") with the Company commenced on March 31, 2005 and will terminate upon the election of a new President and Chief Executive Officer, or earlier, at the election of the Board of Directors. Pursuant to the terms of the Employment Agreement, Mr. Keiper will receive an annualized salary of $400,000. He will also receive 50,000 shares of restricted stock of the Company which cannot be sold until March 31, 2006; access to a Company-leased car or a car allowance; a housing allowance; and a travel allowance. During his employment, Mr. Keiper may also participate in the Company's benefit plans that are available to all Company employees. In the event that Mr. Keiper's employment is terminated for any reason, he will be entitled to receive the compensation owed to him through the date of termination. A copy of the Employment Agreement is attached hereto as Exhibit 10.2.

The Company has commenced a search for a new Chief Executive Officer.

On March 21, 2005, the Company announced that John W. Smolak, the Company's former Executive Vice President and Chief Financial and Administrative Officer had left the Company and that it had hired Grant Lyon to serve as Interim Chief Financial Officer. Pursuant to the terms of his severance agreement (the "Severance Agreement"), Mr. Smolak will receive, for a period of one year, continued payments aggregating $330,000, to be paid in equal installments in accordance with the Company's normal payroll practices. Mr. Smolak will also be permitted to retain his stock options subject to the terms of the grants made to him on April 22, 2002 and July 26, 2002. The Severance Agreement also prohibits Mr. Smolak from competing with the Company for a period of one year. A copy of the Severance Agreement is attached hereto as Exhibit 10.3.

A copy of Mr. Lyon's employment agreement is attached hereto as Exhibit 10.4.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

10.1 Amended Employment Agreement effective March 31, 2005, by and between Christopher S. Alexander and Hypercom Corporation

10.2 Employment Agreement effective March 31, 2005, by and between William Keiper and Hypercom Corporation

10.3 Severance Agreement effective March 21, 2005, by and between John W. Smolak and Hypercom Corporation

10.4 Employment Agreement effective March 21, 2005, by and between Grant Lyon and Hypercom Corporation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hypercom Corporation

April 5, 2005	By:	/s/ Douglas J. Reich

Name: Douglas J. Reich
Title: Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Amended Employment Agreement effective March 31, 2005, by and between Christopher S. Alexander and Hypercom Corporation
10.2	Employment Agreement effective March 31, 2005, by and between William Keiper and Hypercom Corporation
10.3	Severance Agreement effective March 21, 2005, by and between John W. Smolak and Hypercom Corporation
10.4	Employment Agreement effective March 21, 2005, by and between Grant Lyon and Hypercom Corporation